EXECUTION VERSION

THE DAYTON POWER AND LIGHT COMPANY

 AND

 THE BANK OF NEW YORK MELLON
(formerly The Bank of New York
(formerly Irving Trust Company))
                                          Trustee

Forty-Seventh Supplemental Indenture

 Dated as of September 1, 2013

THE DAYTON POWER AND LIGHT COMPANY

FORTY-SEVENTH SUPPLEMENTAL INDENTURE DATED AS OF SEPTEMBER 1, 2013

FIRST.  REAL PROPERTY AND INTERESTS IN REAL PROPERTY.6

9

SECTION 1.Series and Form of New Bonds11

SECTION 2.Issue of New Bonds11

SECTION 3.Dates, Interest, etc., of New Bonds11

SECTION 4.Denominations and Exchangeability of New Bonds; Temporary Bonds may be Authenticated and Delivered12

SECTION 5.Redemption of New Bonds and Redemption Price13

SECTION 6.Registration Rights for New Bonds15

SECTION 7.Private Bonds15

SECTION 8.Transfers of New Bonds16

SECTION 9.Notices19

SECTION 10.Definitive New Bond Certificates19

SECTION 11.Beneficial Interests in Global Security19

SECTION 12.Defeasance20

ARTICLE Two COVENANTS OF THE COMPANY..........................................................................................................................21

SECTION 1.Confirmation of Covenants by Company in the First Mortgage21

SECTION 2.Covenant of the Company and Legal Opinion as to Recording21

ARTICLE Three MISCELLANEOUS.........................................................................................................................................................22

SECTION 1.Authentication and Delivery of New Bonds in Advance of the Recording of Forty-Seventh Supplemental Indenture22

SECTION 2.Forty-Seventh Supplemental Indenture to Form Part of First Mortgage22

SECTION 3.Definitions in First Mortgage Shall Apply to Forty-Seventh Supplemental Indenture22

SECTION 4.Executions in Counterparts22

144A GLOBAL SECURITY TO REGULATION S GLOBAL SECURITYC-1

REGULATION S GLOBAL SECURITY TO 144A GLOBAL SECURITYD-1

1

FORTY-SEVENTH SUPPLEMENTAL INDENTURE, dated as of September 1, 2013, between THE DAYTON POWER AND LIGHT COMPANY, a corporation of the State of Ohio (hereinafter sometimes called the Company), party of the first part, and THE BANK OF NEW YORK MELLON (formerly The Bank of New York (formerly Irving Trust Company)), a corporation of the State of New York (hereinafter sometimes called the Trustee), as Trustee, party of the second part.

WHEREAS, the Company has heretofore executed and delivered to Irving Trust Company (now The Bank of New York Mellon) a certain Indenture, dated as of October 1, 1935 (hereinafter sometimes called the First Mortgage), to secure the payment of the principal of and interest on an issue of bonds of the Company, unlimited in aggregate principal amount (hereinafter sometimes called the Bonds); and

WHEREAS, the Company has issued under the First Mortgage its Bonds of a series known as the First and Refunding Mortgage Bonds, 3½% Series Due 1960, authorized in unlimited aggregate principal amount, all of which have been redeemed or otherwise retired; and

WHEREAS, in Article Two of the First Mortgage it is provided in substance, among other things, that the Bonds may be issued in series, the Bonds of each series maturing on such dates and bearing interest at such rates, respectively, as the Board of Directors of the Company may determine prior to the authentication thereof; and

WHEREAS, the Company has heretofore executed and delivered to the Trustee forty-six  Supplemental Indentures numbered, dated and, except as set forth below, providing for their respective series of First Mortgage Bonds, all as set forth in the tabulation below:

Supplemental Indenture	Dated As Of	Series Provided For	Principal Amount Outstanding
First	March 1, 1937	3¼% Series Due 1962	None
Second	January 1, 1940	3% Series Due 1970	None
Third	October 1, 1945	2¾% Series Due 1975	None
Fourth	January 1, 1948	3% Series Due 1978	None
Fifth	December 1, 1948	3% Series A Due 1978	None
Sixth	February 1, 1952	3¼% Series Due 1982	None
Seventh	September 1, 1954	3% Series Due 1984	None
Eighth	November 1, 1957	5% Series Due 1987	None
Ninth	March 1, 1960	5⅛% Series Due 1990	None
Tenth	June 1, 1963	4.45% Series Due 1993	None
Eleventh	May 1, 1967	5⅝% Series Due 1997	None
Twelfth	June 15, 1968	6¾% Series Due 1998	None
Thirteenth	October 1, 1969	8¼% Series Due 1999	None
Fourteenth	June 1, 1970	9½% Series Due 2000	None
Fifteenth	August 1, 1971	8% Series Due 2001	None
Sixteenth	October 3, 1972	None issued	None
Seventeenth	November 1, 1973	8% Series Due 2003	None
Eighteenth	October 1, 1974	10⅛% Series Due 1981	None
Nineteenth	August 1, 1975	10.70% Series Due 2005	None
Twentieth	November 15, 1976	8¾% Series Due 2006	None
Twenty-First	April 15, 1977	6.35% Series Due 2007	None
Twenty-Second	October 15, 1977	8½% Series Due 2007	None
Twenty-Third	April 1, 1978	8.95% Series Due 1998	None
Twenty-Fourth	November 1, 1978	9½% Series Due 2003	None
Twenty-Fifth	August 1, 1979	10¼% Series Due 1999	None
Twenty-Sixth	December 1, 1979	12⅛% Series Due 2009	None
Twenty-Seventh	February 1, 1981	14⅝% Series Due 1988	None
Twenty-Eighth	February 18, 1981	14⅝% Series Due 1988	None
Twenty-Ninth	September 1, 1981	17% Series Due 1991	None
Thirtieth	March 1, 1982	16¾% Series Due 2012	None
Thirty-First	November 1, 1982	11½% Series Due 2012-A	None
Thirty-Second	November 1, 1982	11½% Series Due 2012-B	None
Thirty-Third	December 1, 1985	9½% Series Due 2015	None
Thirty-Fourth	April 1, 1986	9% Series Due 2016	None
Thirty-Fifth	December 1, 1986	8⅞% Series Due 2016	None
Thirty-Sixth	August 15, 1992	6.40% Pollution Control Series 1992-A Due 2027	None
		6.40% Pollution Control Series 1992-B Due 2027	None
Thirty-Seventh	November 15, 1992	6.50% Pollution Control Series 1992-C Due 2022	None
Thirty-Eighth	November 15, 1992	8.40% Series Due 2022	None
Thirty-Ninth	January 15, 1993	8.15% Series Due 2026	None
Fortieth	February 15, 1993	7⅞% Series Due 2024	None
Forty-First	February 1, 1999	None issued	None
Forty-Second	September 1, 2003	5.125% Series Due 2013	$470,000,000
Forty-Third	August 1, 2005	4.80% Pollution Control Series 2005-A Due 2034	$41,300,000
		4.80% Pollution Control Series 2005-B Due 2034	$137,800,000
		4.70% Pollution Control Series 2005-C Due 2028	$35,275,000
Forty-Fourth	September 1, 2006	4.80% Pollution Control Series 2006 Due 2036	$100,000,000
Forty-Fifth	November 1, 2007	Variable Rate Pollution Control Series 2007 Due 2040	None
Forty-Sixth	December 1, 2008	Variable Rate Pollution Control Series 2008-A Due 2040	$50,000,000
		Variable Rate Pollution Control Series 2008-B Due 2040	$50,000,000

WHEREAS, said Eleventh Supplemental Indenture, which created the 5⅝% Series Due 1997, provided in its Article Three for certain amendments to the First Mortgage, as theretofore amended, each such amendment to become effective on the earliest date on which either (a) there shall not be any Bonds outstanding of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, or Series Due 1993, or (b) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendment (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (a), or of each said series of which Bonds are then outstanding; and

WHEREAS, said Fifteenth Supplemental Indenture, which created the 8⅛% Series Due 2001, provided (a) in its Article Four for an amendment to the First Mortgage, as theretofore amended, to become effective on the date on which the amendments provided for by Section 3 of Article Three of said Eleventh Supplemental Indenture shall become effective and (b) in its Article Five for certain additional amendments to the First Mortgage, as theretofore amended, to become effective on the earliest date on which either (i) there shall not be any Bonds outstanding of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, Series Due 1993, Series Due 1997, Series Due 1998, Series Due 1999, or Series Due 2000, or (ii) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendments (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (i), or of each said series of which Bonds are then outstanding; and

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Sixteenth Supplemental Indenture dated as of October 3, 1972, which provided in its Article One for an amendment of Article Five of the First Mortgage, as theretofore amended, altering the requirements for the opinion of counsel to be delivered to the Trustee as a condition precedent to the authentication and delivery of additional Bonds under Article Five or the withdrawal of cash under Article Seven of the First Mortgage, as theretofore amended; and

WHEREAS, none of the Bonds of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, or Series Due 1993 remain outstanding and the amendments contained in said Eleventh Supplemental Indenture have become effective; and

WHEREAS, none of the Bonds of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, Series Due 1993, Series Due 1997, Series Due 1998, Series Due 1999, or Series Due 2000 remain outstanding and the amendments contained in said Fifteenth Supplemental Indenture that did not theretofore become effective by virtue of the Sixteenth Supplemental Indenture have become effective; and

WHEREAS, said Forty-Second Supplemental Indenture, which created the 51/8% Series Due 2013, provided in its Article Two for certain amendments to the First Mortgage, as theretofore amended, to become effective on the earliest date on which either (i) there shall not be any Bonds outstanding of 6.35% Series Due 2007, Pollution Control Series 1992-A Due 2027, Pollution Control Series 1992-B Due 2027, Pollution Control Series 1992-C Due 2022, Series Due 2026 and Series Due 2024, or (ii) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendment (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (i); and

WHEREAS, none of the Bonds of 6.35% Series Due 2007, Pollution Control Series 1992-A Due 2027, Pollution Control Series 1992-B Due 2027, Pollution Control Series 1992-C Due 2022, Series Due 2026 and Series Due 2024 remain outstanding and the amendments contained in said Forty-Second Supplemental Indenture have become effective; and

WHEREAS, the First Mortgage as amended by the First through the Forty-Sixth Supplemental Indentures is hereinafter called the First Mortgage as amended; and

WHEREAS, it is provided in Article Seven of the First Mortgage as amended, among other things, that the Company may issue additional Bonds thereunder upon the deposit with the Trustee of cash equal to the principal amount of such additional Bonds to be issued; it is provided in Article Six of the First Mortgage as amended, among other things, that if Bonds are paid, retired, redeemed, canceled or surrendered to the Trustee for cancellation (except when canceled pursuant to certain provisions of the First Mortgage as amended), the Company may issue additional Bonds thereunder in principal amount equivalent to the principal amount of the

Bonds so paid, retired, redeemed, canceled or surrendered to the Trustee for cancellation; it is provided in Article Five of the First Mortgage as amended, among other things, that the Company may issue additional Bonds thereunder upon the basis of property additions in accordance with and subject to the conditions, provisions and limitations set forth in said Article Five; and it is provided in Article Eighteen of the First Mortgage as amended, among other things, that the Company and the Trustee may from time to time enter into one or more indentures supplemental to the First Mortgage as amended for the purposes, among other things which may be therein set forth, to mortgage or pledge additional property under the First Mortgage as amended and to establish the terms and provisions of any series of Bonds other than the 3½% Series Due 1960; and

WHEREAS, the Company, pursuant to resolutions duly adopted by its Board of Directors by unanimous written consent in lieu of a meeting, has determined under and in accordance with the provisions of the First Mortgage as amended and of this Forty-Seventh Supplemental Indenture to create a new series of Bonds to be known as its First Mortgage Bonds, 1.875% Series Due 2016 (hereinafter sometimes called the New Bonds, which term shall include the Private Bonds and the Exchange Bonds (each as defined herein), unless the context otherwise requires); and

WHEREAS, the New Bonds and the Trustee’s certificate to be endorsed on all the New Bonds are to be respectively and substantially in the forms established hereby and approved by the aforesaid resolutions, which are substantially in the forms of Exhibits A and B hereto, as applicable; and

WHEREAS, under said resolution the Board of Directors of the Company authorized officers of the Company to approve the form, terms and provisions of this Forty-Seventh Supplemental Indenture (including the forms of the New Bonds) and the execution by the Company of an indenture in the form and having the terms and the provisions so approved was duly authorized and directed; and

WHEREAS, all things necessary to make the New Bonds hereinafter described, when duly authenticated by the Trustee and issued by the Company, valid, binding and legal obligations of the Company, and to make this Indenture a valid and binding agreement supplemental to the First Mortgage as amended, have been done and performed;

NOW, THEREFORE, THIS INDENTURE WITNESSETH

that, in order further to secure the payment of all the Bonds at any time issued and outstanding under the First Mortgage as amended or this Forty-Seventh Supplemental Indenture according to their tenor, purport and effect, as well as the interest thereon as the principal thereof, and further to secure the performance and observance of all the covenants and conditions therein and in the First Mortgage as amended and herein contained, and further to set forth the terms and conditions upon which the New Bonds are to be issued, secured and held, and for and in consideration of the premises and of the acceptance or purchase of the New Bonds by the holders or registered owners thereof, and of the sum of one dollar, lawful money of the United States of America, to the Company duly paid by the Trustee at or before the ensealing and delivery of this Forty-Seventh Supplemental Indenture, the receipt whereof is hereby acknowledged, the

Company has executed and delivered this Forty-Seventh Supplemental Indenture, and has granted, bargained, sold, released, conveyed, assigned, transferred, pledged, set over and confirmed, and by these presents does grant, bargain, sell, release, convey, assign, transfer, pledge, set over and confirm unto the Trustee, and to its successor or successors in said trust, and to it and its and their assigns forever, and does hereby subject to the lien of the First Mortgage as heretofore and hereby amended all the following described properties (all of which properties are included in and constitute a part of the “mortgaged property” and the “mortgaged and pledged property” as such terms are used and defined in the First Mortgage as heretofore and hereby amended and whenever used in the First Mortgage as heretofore and hereby amended such terms include and refer to such properties), to wit:

FIRST.

REAL PROPERTY AND INTERESTS IN REAL PROPERTY.

All and singular, all real property and interests in real property acquired by the Company between December 1, 2008, the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and owned by the Company at the latter date.

SECOND.

ELECTRIC GENERATING PLANTS.

All electric generating plants and stations of the Company acquired by it between December 1, 2008, the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and owned by it at the latter date, including all power houses, buildings, structures and works, and the land on which the same are situated, and all other lands and easements, rights-of-way, permits, privileges, towers, poles, wires, machinery, equipment, appliances, appurtenances and supplies forming a part of such plants and stations, or any of them, or occupied, enjoyed or used in connection therewith.

THIRD.

TRANSMISSION LINES.

All electric overhead and underground transmission lines of the Company acquired by it between December 1, 2008, the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and owned by it at the latter date, including towers, poles, pole lines, conduits, manholes, switching devices, insulators, and other structures, appliances, devices and equipment, and all the property forming a part thereof or appertaining thereto, and all service lines extending therefrom, together with all real property, rights-of-way, easements, permits, privileges, franchises, and rights for or relating to the construction, maintenance or operation thereof, through, over, under or upon any private property or any public way within as well as without the corporate limits of any municipal corporation.

FOURTH.

SUBSTATIONS AND SUBSTATION SITES.

All substations and switching stations of the Company acquired by it between December 1, 2008, the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and owned by it at the latter date, for transforming or otherwise regulating electric current at any of its plants, together with all buildings, transformers, wires, cables, insulators, structures, appliances, devices, equipment and all other property, real or personal, forming a part of, or appertaining thereto, or used, occupied or enjoyed in connection with any of such substations and switching stations.

FIFTH.

ELECTRIC DISTRIBUTION SYSTEMS.

All electric distribution systems of the Company acquired by it between December 1, 2008, the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and owned by it at the latter date, including substations, transformers, switchboards, towers, poles, wires, insulators, conduits, cables, manholes, appliances, devices, equipment and all other property, real or personal, forming a part of or appertaining thereto, or used, occupied or enjoyed in connection with such distribution systems or any of them, together with all rights-of-way, easements, permits, privileges, franchises, and rights in or relating to the construction, maintenance or operation thereof, through, over, under or upon any private property or public ways within as well as without the corporate limits of any municipal corporation.

SIXTH.

LIQUEFIED PETROLEUM GAS PRODUCTION AND STORAGE FACILITIES.

All additions to liquefied petroleum gas production plants and storage facilities of the Company acquired by it between December 1, 2008, the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and owned by it at the latter date, including all buildings, structures, underground storage caverns, and works, and the land on which the same are situated, and all other lands and easements, rights-of-way, permits, privileges, pipe lines, machinery, equipment, appliances, appurtenances and supplies forming a part of such plants and stations, or any of them, or occupied, enjoyed or used in connection therewith.

SEVENTH.

GAS DISTRIBUTION SYSTEMS.

All gas distribution systems of the Company acquired or constructed by it between December 1, 2008, the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and owned by it at the latter date, for distribution of gas, including pipes, mains, conduits, meters, appliances, equipment, and all other property, real or personal, forming a part of or appertaining to or used, occupied or enjoyed in connection with such distribution systems, or any of them, together with all rights-of-way, easements, permits, privileges, franchises and rights, for or relating to the construction, maintenance or operation thereof, through, over, under or upon any private property or any public streets or highways, within as well as without the corporate limits of any municipal corporation.

EIGHTH.

OFFICE AND DEPARTMENTAL BUILDINGS.

All office and departmental buildings of the Company, including the real estate on which such structures stand, acquired by it between December 1, 2008, the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and owned by it at the latter date, appertaining to, used, occupied or enjoyed in connection with the rendition of public utility service.

NINTH.

TELEPHONE LINES.

All telephone lines of the Company acquired by it between December 1, 2008, the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and owned by it at the latter date, used or available for use in the operation of its properties or otherwise.

TENTH.

FRANCHISES.

All and singular the franchises, grants, immunities, privileges and rights of the Company granted to or acquired by it between December 1, 2008 the date of the Forty-Sixth Supplemental Indenture, and the date of this Forty-Seventh Supplemental Indenture, and to which it was entitled at the latter date, including all and singular the franchises, grants, immunities, privileges and rights of the Company granted by all municipalities or political subdivisions, and all right, title and interest therein owned by the Company on the date of the execution of this Forty-Seventh Supplemental Indenture, and all renewals, extensions and modifications of said franchises, grants, immunities, privileges and rights, or any of them, and of all other franchises, grants, immunities, privileges and rights now subject to the lien of the First Mortgage as amended.

ELEVENTH.

OTHER REAL ESTATE AND APPURTENANCES.

A.All other real estate and interests in real estate and all other physical electric power and light, gas and other property owned by the Company at the date of execution of this Forty-Seventh Supplemental Indenture.

B.All other real estate and interests in real estate and all other physical electric power and light, gas and other property which the Company may hereafter acquire or construct.

C.All present and future appurtenances of the real estate and interests in real estate which now are, or hereafter shall be, subject to the lien of the First Mortgage as amended, and all plants, works, buildings, structures, fixtures, improvements, betterments and additions now owned, or hereafter acquired or constructed by the Company, upon any of the real estate which, or interests in which, now are or hereafter shall be subject to the lien of the First Mortgage as amended.

D.All corporate rights, privileges, immunities and franchises, powers, licenses, easements, leases, contracts and other rights and all renewals and extensions thereof held or acquired for use or used upon, or in connection with or appertaining to, any of the properties which now are or hereafter shall be subject to the lien of the First Mortgage as amended, or which the Company has or may have the right to exercise in respect of any of said properties.

E.All machinery, tools and equipment now owned or hereafter acquired by the Company, which now or hereafter belong or appertain to or are used in connection with the plants, works, transmission lines, distribution systems, buildings, structures and fixtures which now are or hereafter shall be subject to the lien of the First Mortgage as amended.

Together with all and singular the tenements, hereditaments and appurtenances belonging or in any way appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders, rents, issues, income and profits thereof, and all the estate, right, title, interest and claim whatsoever at law or in equity, which the Company now has or which it may hereafter acquire in and to the aforesaid property and every part and parcel thereof.

It is not intended to include in the lien of the First Mortgage as amended and this grant shall not be deemed to apply (1) to any revenues, earnings, rents, issues, income or profits of the mortgaged property, or any cash (except cash deposited with the Trustee pursuant to any of the provisions of the First Mortgage as heretofore and hereby amended), or any bills, notes or accounts receivable, contracts or choses in action, or any materials or supplies or construction equipment, or any merchandise, equipment or apparatus manufactured or acquired for the purpose of sale or resale in the usual course of business, except in case of the happening of a completed default as defined in Section 1 of Article Twelve of the First Mortgage as heretofore and hereby amended, and following such completed default, in case the Trustee or a receiver or trustee shall enter upon and take possession of the mortgaged property, or (2) in any case, to any cars, trucks or other vehicles of any nature for the transportation of personnel, materials or equipment by any means which may have been acquired after the effective date of the amendment to this Clause made by or pursuant to the provisions of the Eleventh Supplemental Indenture, or to any bonds, notes, evidences of indebtedness, shares of stock or other securities, except such as may be specifically subjected to the lien of the First Mortgage as amended.

TWELFTH.

PROPERTY HEREAFTER TO BECOME SUBJECT TO THE LIEN OF THE FIRST MORTGAGE AS AMENDED.

A. Any and all property, real, personal and mixed, including franchises, grants, immunities, privileges and rights, which the Company may hereafter acquire or to which it may hereafter become entitled, excepting, however, the following property which is not intended to be subjected to the lien of the First Mortgage:  (1) any revenues, earnings, rents, issues, income or profits of the mortgaged property, or any cash (except cash deposited with the Trustee pursuant to any of the provisions of the First Mortgage as heretofore and hereby amended), or any bills, notes or accounts receivable, contracts or choses in action, or any materials or supplies or construction equipment, or any merchandise, equipment or apparatus manufactured or acquired for the purpose of sale or resale in the usual course of business, except in case of the happening of a completed default as defined in Section 1 of Article Twelve of the First Mortgage as heretofore and hereby amended, and following such completed default, in case the Trustee or a receiver or trustee shall enter upon and take possession of the mortgaged property, or (2) in any case, any cars, trucks or other vehicles of any nature for the transportation of personnel, materials or equipment by any means, or any bonds, notes, evidences of indebtedness, shares of stock or other securities, except such as may be specifically subjected to the lien of the First Mortgage as amended.

B.Any and all property of every name and nature, including shares of stock, bonds, other securities or obligations and cars, trucks or other vehicles for the transportation of personnel, materials or equipment by any means, which, from time to time after the execution of this Forty-Seventh Supplemental Indenture, by delivery or by writing of any kind for the purposes hereof, shall have been conveyed, mortgaged, pledged, assigned or transferred by, or by anyone on behalf of, the Company to the Trustee, which is hereby authorized to receive any property at any and all times, as and for additional security, and also, when and as provided in the First Mortgage as amended as and for substituted security, for the payment of the Bonds to be issued under the First Mortgage as amended, and to hold and apply any and all such property subject to the terms hereof and of the First Mortgage as amended.

TO HAVE AND TO HOLD all such properties, real, personal and mixed, mortgaged, pledged or conveyed by the Company as aforesaid, or intended so to be, unto the Trustee and its successors and assigns forever.

SUBJECT, HOWEVER, as to property hereby conveyed, to liens for taxes, assessments and other charges levied or to be levied by the State of Ohio and any of the subdivisions thereof for the years 2012 and 2013 and thereafter and, as to any property hereafter acquired by the Company and which may become subject to the lien of the First Mortgage as amended, to any lien or charge thereon existing at the time of the acquisition thereof by the Company;

IN TRUST NEVERTHELESS, upon and subject to the terms, conditions and stipulations hereinafter and in the First Mortgage as amended set forth, for the equal and proportionate benefit and security of the holders from time to time of the Bonds and interest coupons issued and to be issued under the First Mortgage as amended and this and other indentures supplemental thereto, without preference, priority or distinction as to lien or otherwise of any of the Bonds and coupons over any others by reason of priority in time of issue, sale or negotiation thereof or otherwise howsoever, and for the uses and purposes and upon and subject to the terms, conditions, provisions and agreements in the Bonds and hereinafter and in the First Mortgage as amended expressed and declared.

ARTICLE One BONDS OF THE 1.875% SERIES DUE 2016 AND ISSUE THEREOF
Series and Form of New Bonds

.  There shall be a series of Bonds designated “1.875% Series Due 2016”, each of which shall bear the descriptive title First Mortgage Bond.  The New Bonds shall be issued by the Company under the First Mortgage as amended and this Forty-Seventh Supplemental Indenture in the initial principal amount of $445,000,000.  Additional New Bonds, without limitation as to amount, having substantially the same terms as the outstanding New Bonds (except a different issue date, issue price and bearing interest from the last interest payment date to which interest has been paid or duly provided for on the outstanding New Bonds, and, if no interest has been paid, from September 19, 2013), may also be issued by the Company pursuant to the First Mortgage as amended and this Forty-Seventh Supplemental Indenture without the consent of the existing holders of the New Bonds.  Such additional New Bonds shall be part of the same series as the outstanding New Bonds.

The New Bonds shall be in registered form only and such New Bonds and the Trustee’s certificate to be endorsed on all the New Bonds shall respectively be substantially in the forms set forth in Exhibits  A and B hereto, as applicable.

Issue of New Bonds

.  Upon the execution and delivery of this Forty-Seventh Supplemental Indenture and upon delivery of the New Bonds, executed by the Company, and upon compliance by the Company with the provisions of Article Five, Article Six or Article Seven or any or all of said Articles, as the case may be, of the First Mortgage as amended, the Trustee shall, without awaiting the filing or recording of this Forty-Seventh Supplemental Indenture, authenticate the New Bonds and deliver the New Bonds as provided in said Article Five, Article Six or Article Seven.

Dates, Interest, etc., of New Bonds

.  The New Bonds shall be dated as provided in Section 3 of Article Two of the First Mortgage as amended; shall mature September 15, 2016; and shall bear interest from September 19, 2013 as provided in said Section 3 of Article Two at the rate of 1.875% per annum until paid or redeemed as hereinafter provided, payable on March 15, 2014 and thereafter semi-annually on each March 15 and September 15, and on the maturity date, to the Bondholders in whose names such New Bonds are registered at the close of business on the February 28 or August 31 immediately preceding such March 15 or September 15, as the case may be, except that if the Company shall default in the payment of any installment of interest on any New Bonds, such interest in default shall be paid to the Bondholders in whose names the New Bonds are registered at the close of business on a date established for the payment of such defaulted interest by the Company in any lawful manner not inconsistent with the requirements of any securities exchange on which the New Bonds may be listed.  If the Company does not comply with certain of its obligations under the Registration Rights Agreement (as defined below), the Private Bonds shall, in accordance with Section 2(d) of the Registration Rights Agreement, bear additional interest (“Additional Interest”) in addition to the interest provided for in the immediately preceding sentence.  For purposes of this Forty-Seventh Supplemental Indenture and the New Bonds, the term “interest” shall be deemed to include interest provided for in the second immediately preceding sentence and Additional

Interest, if any. The New Bonds shall be payable as to both principal, premium, if any, and interest in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, at the office or agency of the Company in the Borough of Manhattan, The City of New York.  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed.  In the event that any date on which principal or interest is payable on the New Bonds is not a Business Day (as defined below), the payment of the principal or interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.  “Business Day” means any day, other than a Saturday or Sunday, or a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business.

Denominations and Exchangeability of New Bonds; Temporary Bonds may be Authenticated and Delivered

.  The New Bonds shall be issued in denominations of $1,000 and any integral multiple of $1,000.

Subject to the provisions of any legend set forth thereon, whenever any New Bond or New Bonds shall be surrendered at the office or agency of the Company in said Borough of Manhattan for exchange for a New Bond or New Bonds of other authorized denomination or denominations, the Company shall execute, and the Trustee shall authenticate and deliver, upon cancellation of the New Bond or New Bonds so surrendered, a New Bond or New Bonds of such other authorized denomination or denominations of like aggregate principal amount as the Bondholder making the exchange shall have requested and shall be entitled to receive.  On presentation of any New Bond which is to be redeemed pursuant to the provisions of Section 5 of this Article One in part only, the Company shall execute, and the Trustee shall authenticate and deliver, a New Bond or New Bonds in principal amount equal to the unredeemed portion of the New Bond so presented.

The Company shall not be required to (a) register a transfer of, or exchange, any New Bond during a period of fifteen (15) days next preceding any selection of New Bonds to be redeemed or (b) register a transfer of, or exchange, any New Bond which shall have been selected for redemption in whole or in part.

A service charge will not be made for any registration of transfer or exchange of New Bonds, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge payable in connection therewith.

Until definitive New Bonds shall be ready for delivery, the Company may execute and, upon request of the Company, the Trustee shall authenticate and deliver, in lieu of such definitive New Bonds but subject to the same provisions, limitations and conditions except as to the denominations thereof, temporary printed or lithographed New Bonds as provided in Section 8 of Article Two of the First Mortgage as amended.  Such temporary New Bonds shall be exchangeable for definitive New Bonds, when ready for delivery, in the manner provided in the First Mortgage as amended, and shall in all other respects be subject to and entitled to the benefits of the terms and provisions and lien of this Forty-Seventh Supplemental Indenture, and the terms and provisions and lien of the First Mortgage as amended as therein provided.

Redemption of New Bonds and Redemption Price

.  New Bonds may be redeemed, prior to maturity, at the election of the Company, in the manner provided in Article Ten of the First Mortgage as amended (except as provided below), as a whole at any time, or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the New Bonds being redeemed or (ii) as determined by the Quotation Agent as of the redemption date, the sum of the present values of the scheduled payments of principal and interest on such New Bonds from the redemption date to the stated maturity date of the New Bonds (excluding the portion of any such interest accrued to such redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 20 basis points.

As used herein, the following defined terms shall have the respective meanings unless the context clearly requires otherwise:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the redemption date to the stated maturity date of the Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the time period. If no United States Treasury security has a maturity which is within a period from three months before to three months after the stated maturity date of the Bonds, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated and extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company and appointed to act in such role.

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and their successors;  provided,  however, that if any of the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer and (ii) up to three other Primary Treasury Dealers selected by the Company.

“Comparable Treasury Price” means (i) the average of the five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Notwithstanding the provisions of Article Ten of the First Mortgage as amended, any notice of redemption given with respect to the New Bonds (i) may provide that if, at the time notice of redemption is given, the redemption monies are not held by the Trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect and the Company shall not be required to redeem such New Bonds unless such monies are so received, and (ii) will be deemed to be sufficiently given if mailed by or on behalf of the Company at least 20 days and not more than 60 days prior to the date of redemption to each registered holder of such New Bond or New Bonds to be redeemed at his or her last address appearing upon the registry books of the paying agent.  Failure duly to mail such notice to the owner or holder of any New Bond designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other New Bond.

Notwithstanding the provisions of the first and third sentences of Section 4 of Article Ten of the First Mortgage as amended, payment of the redemption price of a portion of any New Bond may, if the Company so agrees with the registered holder thereof (or the person for whom such registered holder is a nominee if such person has filed with the Trustee a certificate to the effect that such registered holder is such person’s nominee), be made by the Trustee, or by any other paying agent with the consent of the Trustee, to such registered holder without presentation or surrender thereof to the Trustee if there shall have been filed with the Trustee a written undertaking of such registered holder, for the benefit of the Trustee and of the Company, that such registered holder (a) will promptly and prior to any transfer make notations on such New Bond of the portions thereof so redeemed and the date to which interest has been paid thereon; (b) will permit the Trustee to inspect, at any reasonable time, such notations (and, in default of such notations having been made, to make such notations); and (c) will not dispose of such New Bond or any interest thereon unless, prior to the delivery thereof, such New Bond either shall have been presented to the Trustee for appropriate notation (or confirmation of notation) thereon of the portion of the principal amount thereof which has been redeemed and the date to which interest has been paid thereon or shall have been surrendered to the Trustee in exchange for a New Bond or New Bonds aggregating the unredeemed balance of the principal amount of such New Bond.  The Trustee shall not be under any duty to determine that such notations have been made.  The Trustee shall not be liable or responsible to any Bondholder or to the Company or to any person for any act or omission to act on the part of the Company or any Bondholder in connection with the foregoing.  The Company will indemnify and save the Trustee harmless against any liabilities resulting from any such act or omission or any action of the Trustee in accordance with this paragraph.

Except as in this Forty-Seventh Supplemental Indenture otherwise provided with respect to any matter or question, the provisions of Article Ten of the First Mortgage as amended shall be applicable in the case of the redemption of all or any part of the New Bonds at any time outstanding.

Except as set forth in this Section 5 of Article One of this Forty-Seventh Supplemental Indenture, the New Bonds are not redeemable by the Company.

Registration Rights for New Bonds

.  The Company has entered into an Exchange and Registration Rights Agreement dated as of September 19, 2013 (the “Registration Rights Agreement”) with the initial purchasers of the New Bonds pursuant to which, among other things, the New Bonds that are issued without registration (the “Private Bonds”) under the Securities Act of 1933, as amended (the “Securities Act”), may be exchanged for New Bonds that will be registered under the Securities Act and that will otherwise have substantially the same terms as the Private Bonds (the “Exchange Bonds”) or, failing such exchange, the Company will file a shelf registration for the resale of the Private Bonds.  The Private Bonds will be offered and sold in reliance on exemptions from, or in transactions not subject to, the Securities Act, and Private Bonds will be exchanged for Exchange Bonds only pursuant to an effective registration statement under the Securities Act and otherwise in accordance with the Registration Rights Agreement and the First Mortgage as amended.  Except as provided in the Registration Rights Agreement, nothing in the First Mortgage as amended or the New Bonds shall be construed to require the Company to register any New Bonds under the Securities Act, or to make any transfer of such New Bonds in violation of applicable law.  The Private Bonds and the Exchange Bonds will constitute a single series of Bonds under the First Mortgage as amended and this Forty-Seventh Supplemental Indenture.

Private Bonds

.     Private Bonds offered and sold in reliance on Rule 144A under the Securities Act shall be issued initially in the form of one or more permanent global New Bonds, substantially in the form of Exhibit A (a “144A Global Security”), deposited with The Depository Trust Company (the “Clearing Agency”) or the Trustee as custodian for the Clearing Agency. Transfers of beneficial interests in the 144A Global Security will be subject to the restrictions on transfer contained in the non-registration legend set forth in Exhibit A.  Transfers of beneficial interests in the 144A Global Security will be made in accordance with the standing instructions and procedures of the Clearing Agency.

Private Bonds offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more permanent global New Bonds, substantially in the form of Exhibit A (a “Regulation S Global Security”), but without the non-registration legend set forth therein, deposited with the Clearing Agency or the Trustee as custodian for the Clearing Agency. Prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Global Security will be subject to the restrictions on transfer contained in the Regulation S legend set forth in Exhibit A. After the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Global Security will not be subject to any restrictions. Transfers of beneficial interests in the Regulation S Global Security will be made in accordance with the standing instructions and procedures of the Clearing Agency.

For purposes of this Forty-Seventh Supplemental Indenture, (i) “Clearing Agency Participant” means a broker, dealer, bank, other financial institution or other person for whom from time to time a Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency, (ii) “Distribution Compliance Period” means the period of 40 consecutive days beginning on and including the later of (x) the day on which the offering of the New Bonds commences or (y) the original issue date of the New Bonds, and (iii) “Global Securities Certificate” or “Global Security” means any Private Bond in the form of a 144A Global Security, a Regulation S Global Security and, if applicable, any Exchange Bond represented in global form and deposited with the Clearing Agency or the Trustee as custodian for the Clearing Agency.

Exchange Bonds shall be issued in global form, substantially in the form, and bearing the legends, set forth in Exhibit B, deposited with the Clearing Agency or the Trustee as custodian for the Clearing Agency.

Transfers of New Bonds

.     So long as the Private Bonds are eligible for book-entry settlement in the Clearing Agency or unless otherwise required by law, all Private Bonds that are so eligible will be represented by one or more Global Securities Certificates deposited with the Clearing Agency or the Trustee as custodian for the Clearing Agency.  No owner of a beneficial interest in a Global Securities Certificate will receive a Definitive New Bond Certificate representing such owner’s beneficial interest in the Private Bonds, except as provided in Section 8(f) of this Article One;  provided,  however, that the Company shall issue a Definitive New Bond Certificate upon any transfer of a beneficial interest in a Global Security to the Company or an “affiliate” as defined in Rule 144 under the Securities Act (an “Affiliate”) of the Company and no Definitive New Bond Certificate, or portion thereof, in respect of which the Company or an Affiliate of the Company held any beneficial interest shall be resold, retransferred or included in any Global Security until such Private Bond is freely tradeable in accordance with Rule 144 under the Securities Act or exchanged for an Exchange Bond.

For purposes of this Forty-Seventh Supplemental Indenture, “Definitive New Bond Certificates” means New Bonds issued in definitive, fully registered form, substantially in the form of Exhibit A, but without the depository legend and the Regulation S legend set forth therein.

Global Securities shall initially be registered in the name of a nominee of the Clearing Agency.
Transfers of interests in Private Bonds between any 144A Global Security and any Regulation S Global Security will be made in accordance with this Forty-Seventh Supplemental Indenture (including Section 8(d)(iii) and (iv) of this Article One, as applicable) and in accordance with the standing instructions and procedures of the Clearing Agency. The Trustee shall make appropriate endorsements to reflect increases or decreases in the amount of such Global Securities.